ENDOGEN, INC.

                                                                    EXHIBIT 11.1





                       Computation of Net Income Per Share
                                   (Unaudited)

                                                         Three Months Ended                   Six Months Ended
                                                            November 30,                        November 30,
                                                       1997             1996               1997             1996
                                                   --------------   --------------     --------------   --------------
Weighted average number of shares outstanding          3,428,461        2,958,746          3,424,225        2,954,866

Shares deemed outstanding from the assumed
exercise of stock options and warrants                   262,933          298,830            213,761          295,799
                                                   --------------   --------------     --------------   --------------

Total                                                  3,691,394        3,257,576          3,637,986        3,250,665
                                                   ==============   ==============     ==============   ==============

Net income applicable to common shares           $       171,715  $       153,379    $       265,893  $       269,167
                                                   ==============   ==============     ==============   ==============

Net income per share of common stock             $          0.05  $          0.05    $          0.07  $          0.08
                                                   ==============   ==============     ==============   ==============